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                                                                       EXHIBIT 5

                            [ROPES & GRAY LETTERHEAD]


                                 April 4, 2001

Genome Therapeutics Corp.
100 Beaver Street
Waltham, Massachusetts  02453

Ladies and Gentlemen:

     We have acted as counsel for Genome Therapeutics Corp., a Massachusetts corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,912,296 shares of Common Stock, $.10 par value (the "Shares").

     The Shares being registered are issuable either (i) upon the vesting of stock granted pursuant to certain stock option agreements (the "Option Agreements") or (ii) pursuant to the Company's 2001 Incentive Plan (the "Plan"), all of which are attached as exhibits to the Registration Statement.

     For purposes of this opinion, we have examined a copy of the Registration Statement; copies of the Option Agreements; the Plan; the Restated Articles of Organization of the Company, as amended to date; the By-laws of the Company, as amended to date; the votes of the Board of Directors of the Company granting the options and adopting the Plan; and such other documents and records as we deem necessary for purposes of this opinion.

     We have assumed that the Shares will be issued only as provided in the Option Agreements and the Plan and that the price at which such Shares are issued will not be less than the par value per share of the Company's Common Stock. We have also assumed that the issuance of any such shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued in accordance with the terms of the Option Agreements or the Plan, as applicable, will have been validly issued and will be fully paid and nonassessable.

     In connection with any issue and sale of the Shares, steps should be taken to effect compliance with all applicable laws, rules and regulations of governmental authorities regulating sales and offerings of securities.

     We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.


                                 Very truly yours,

                                 /s/ ROPES & GRAY


                                 Ropes & Gray


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